Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

News Release

AMGEN ANNOUNCES VOTING RESULTS OF ANNUAL

MEETING OF STOCKHOLDERS

THOUSAND OAKS, Calif. (May 15, 2014) - Amgen (NASDAQ:AMGN) today announced voting results from the Company’s Annual Meeting of Stockholders, held in Westlake Village, Calif. Approximately 88 percent of outstanding shares were represented at the meeting.

The director nominees David Baltimore, Frank J. Biondi, Jr., Robert A. Bradway, François de Carbonnel, Vance D. Coffman, Robert A. Eckert, Greg C. Garland, Rebecca M. Henderson, Frank C. Herringer, Tyler Jacks, Judith C. Pelham, and Ronald D. Sugar were each re-elected to Amgen’s Board of Directors. Each director received at least 90 percent of the votes cast “For.” Gilbert S. Omenn is retiring from the Board. With the re-election of all of the director nominees, and the retirement of Dr. Omenn, Amgen currently has 12 directors.

With approximately 98 percent of the votes cast “For,” stockholders ratified Ernst & Young LLP as Amgen’s independent registered public accountants for the year ending Dec. 31, 2014.

Stockholders approved, on an advisory basis, the named executive officer compensation, commonly known as “Say on Pay.” The non-binding proposal gives stockholders the opportunity to endorse or not endorse Amgen’s executive pay programs and policies. Say on Pay received approximately 97 percent of the votes cast “For” the proposal.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2013, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

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CONTACT: Amgen, Thousand Oaks

David Caouette, 805-447-2661 (media)

Arvind Sood, 805-447-1060 (investors)

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